Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8632
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Launches New CDC Supply Chain Mobile Application

SHANGHAI, ATLANTA — Feb. 16, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced the general availability of Proof of Delivery, a new CDC Supply Chain mobile application that provides companies with real-time visibility and control of the flow of goods — from the warehouse to the customer.

Proof of Delivery helps to improve fleet productivity, whether in-house or outsourced, by providing complete delivery information such as sites to visit, delivery times and containers to unload (i.e. boxes, pallets, cartons and parcels), and automates data capture with barcode scanning of goods. It also helps to shorten the order-to-cash cycle since it enables immediate and accurate invoicing, which decreases the number of disputed invoices and minimizes credits/chargebacks. The application captures the consignee’s written signature electronically, takes pictures of the condition of the goods (i.e. damaged goods) and transmits them to the central office for review. A built-in GPS receiver also enables the real time tracking of the shipping vehicle and goods for better route management.

CDC Software believes that interest is already building for this innovative new mobile product throughout CDC Supply Chain’s customer base. One leading European building-supply wholesaler/retailer with 250 stores, who is using the CDC Supply Chain Ranger platform for managing their 100 satellite depots, has expressed interest in eventually upgrading to Proof of Delivery.

Based on CDC Supply Chain’s Ranger platform, Proof of Delivery works on any handheld device supporting Windows 6.x, supports common network standards and can also work offline due to a built-in cache mechanism. The web services-based interface enables Proof of Delivery to integrate with CDC Supply Chain and other CDC Software solutions, as well as other enterprise and supply chain systems.

Proof of Delivery is the latest of several recent major product releases in the last few quarters that further validates CDC Software’s delivery of innovative products as part of its acquire, integrate, innovate and grow strategy. The key enabler in the “innovate” component of CDC Software’s corporate strategy is the company’s global technology and business platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, state-of-the-art product engineering centers in India and China and product engineering’s adoption of the Agile development methodology which promotes high speed-to-market delivery, enhanced quality and exceptionally collaborative product development.

“Proof of Delivery is a mobile application targeting companies that want to have better control of their transportation and customer fulfillment process,” said Alan MacLamroc, chief product and technology officer of CDC Software. “This mobile application helps companies improve their customer service by minimizing handling errors and facilitating timely and accurate deliveries. The solution also helps improve fleet productivity, optimize supply chain visibility, minimize administrative paper work, and shorten the order-to-cash cycle, all of which can positively impact a company’s bottom line.”

“In addition to targeting CDC Supply Chain customers, Proof of Delivery is expected to be cross sold into CDC Software’s Ross and CDC Factory customer base. This latest new innovative product is yet another example of how we believe we are skillfully executing on our acquire, integrate, innovate and grow strategy.”

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s solutions include ERP, manufacturing operations management, enterprise manufacturing intelligence, supply chain management, warehouse and transportation management, human capital management, CRM, complaint management, aged care, SaaS and e-Commerce solutions.

CDC Software has made numerous successful acquisitions over the years based on its acquire, integrate, innovate and grow strategy. Fueling the success of this strategy is the company’s global scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, food and beverage, consumer packaged goods(CPG), financial services, NFP/NGO, health care, aged care, home building, real estate, wholesale and retail distribution industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the new version of the CDC Supply Chain Proof of Delivery and our other products, our beliefs regarding the benefits and utility of Proof of Delivery, our beliefs and expectations regarding the potential effects and benefits for users of our products, including reducing costs in receiving, procurement and administration, improved accuracy and other benefits, our beliefs regarding building interest in Proof of Delivery, our beliefs regarding our corporate strategy and our success in executing on it, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the continued ability of CDC Supply Chain solutions to address supply chain requirements; demand for and market acceptance of new and existing solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the companies’ respective industries. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.